**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

May 13, 2008

             HOMETOWN BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS


     Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced earnings of $157,000 for the three months ended March 31, 2008 as compared to $180,000 for the same period in 2007.

     For the three months ended March 31, 2008, net interest income increased 8.3% to $1.4 million from $1.3 million for the same period in 2007. The increase in net interest income resulted primarily from a $7.2 million increase in the average balance of net interest-earning assets, partially offset by a 11 basis point decrease in our net interest rate spread in the comparable three month periods ended March 31, 2008 and 2007. The net interest margin decreased 2 basis points for the three month period of March 31, 2008 as compared to the same period in 2007.

     The provision for loan losses decreased $33,000 to $26,000 for the three months ended March 31, 2008 as compared to the same period in 2007. The decrease in the three month provision reflects the change in the composition of the loan portfolio due to an increase in lower risk residential mortgages as compared to non-residential portfolio loans and reflects the decrease in the volume of originations in the first quarter of 2008 compared to the same period in 2007. Nonperforming loans as a percentage of total loans increased from 0.10% at December 31, 2007, to 0.17% as of March 31, 2008, primarily because of an increase of $92,000 in nonperforming loans to $216,000 as of March 31, 2008.

     Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. "Substandard assets" must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. "Doubtful assets" have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a "special mention" category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we evaluate the need to establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified as loss.

     Substandard classified and criticized assets increased from $63,000 at December 31, 2007 to $123,000 as of March 31, 2008. Special mention assets increased from $283,000 to $5.5 million as of March 31, 2008. The increase in the special mention assets is related to management's assessment of the current trends in the local economy and, in particular, the recent trends in the real estate market in the Bank's market area. Management has begun to closely monitor its higher risk loans and loans which may be adversely affected by these trends. In this regard, $1.3 million of the Bank's special mention assets consist of two
(2) loans to real estate developers operating in the Bank's local market that have experienced a slow down in sales. One of these loans for $533,000 is performing in accordance with its original terms as of March 31, 2008 and the other loan for $719,000 was 30 days delinquent as of March 31, 2008, but subsequently has been brought current. Both loans are secured by single family residences. Special mention assets also include two (2) loans to a real estate broker totaling $528,000 which are secured by a commercial property and are performing in accordance with their original terms. Special mention assets also include three loans totaling $732,000 which are secured by commercial properties and were 60 days delinquent as of March 31, 2008. The remaining special mention assets consist of two (2) loans secured by single family residences and one loan secured by a residential lot totaling $102,000. No specific loss allocation was deemed necessary for any loan in the special mention classification.

     Special mention assets at March 31, 2008 also included our largest lending relationship consisting of two loans to a real estate developer totaling $3.0 million and were partially secured by marketable securities with a market value of approximately $1.1 million, leaving the balance of such loans unsecured. As of March 31, 2008, the Company's loans to one borrower limit was $2.2 million, not including the effect of loans, or portions thereof, secured by marketable equity securities which, in certain circumstances, permit a bank to exceed the loans to one borrower limit. We believed such lending relationship as March 31, 2008 complied with all applicable laws and regulations, including the loans to one borrower limit. In connection with a recent examination, the Office of Thrift Supervision advised the Bank that this $3.0 million lending relationship should be aggregated with other borrowing relationships such that the Bank exceeded its loans to one borrower limit. We believe that the amount in excess of our loans to one borrower limit to be $1.8 million at March 31, 2008. The Bank intends to take the appropriate remedial action to correct this apparent violation. All of the loans subject to the OTS' loans to one borrower analysis are performing in accordance with their original terms and no specific loss allocation was deemed necessary for these loans.

     Non-interest income was $383,000 for the quarter ended March 31, 2008 compared to $427,000 for the quarter ended March 31, 2007. Contributing to the decrease in non-interest income for the three months ended March 31, 2008, were decreases in banking fees and service charges of $11,000 as compared to the three months ended March 31, 2007, as a result of customer preference for service charge free accounts and the competitive environment. Mortgage banking income, net, decreased $34,000 for the three month period ended March 31, 2008 as compared to the same period in 2007, as a result of the decrease in the volume of mortgages sold during the period and the gains derived from these sales. This decrease in mortgage banking activity is the result of current conditions in the mortgage market.

     Non-interest expense was $1.5 million for the quarter ended March 31, 2008 compared to $1.4 million for the quarter ended March 31, 2007. The primary reason for the increase in non-interest expense during the comparable periods were the expenses associated with the expansion of the branch offices and the related compensation expenses for increased staffing. Non-interest expense includes expenses of $83,000 during the first quarter of 2008 for the Bank's newest branch opened in September 2007, in the Town of Newburgh. Professional fees increased by $35,000, primarily due to expenses relating to being a public company. For the three months ended March 31, 2008, the Bank also incurred compensation expense of $22,000 for the Employee Stock Ownership Plan ("ESOP") and Director Retirement Plan established in 2007.

     Total assets grew $1.9 million, or 1.4%, to $134.6 million at March 31, 2008 from $132.7 million at December 31, 2007. Loans net, increased $2.5 million, or 2.1%, from $121.5 million at December 31, 2007 to $124.0 million at March 31, 2008. Loan growth during the first quarter of 2008 consisted of $1.1 million in residential mortgages, $1.1 million in land loans and $566,000 in commercial business loans. Cash and cash equivalents decreased by $693,000, while investment securities decreased by $62,000 primarily due to principal repayments on mortgage-backed investments.

     Total deposits were $113.4 million at March 31, 2008 compared to $112.1 million at December 31, 2007, an increase of $1.3 million or 1.2%. The increase was predominately in certificates of deposit of $1.5 million, offset by decreases in money market and interest-bearing demand accounts of $500,000, mostly due to certificate of deposit promotions to fund loan growth and customer preference for higher deposit rates.

     Total stockholders' equity increased $175,000 from $18.5 million at December 31, 2007 to $18.7 million at March 31, 2008. This increase was primarily due to earnings of $157,000 for the three months ended March 31, 2008.

     Hometown Bancorp, Inc. is the holding company for Walden Federal Savings & Loan Association. Established in 1919, Walden Federal is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, Walden Federal offers a full-range of financial services to individuals and businesses within its market area.

     This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.



                        Selected Financial and Other Data



--------------------------------------------------------------------------------------------
                                                          March 31,               December 31,
(Dollars in thousands)                                       2008                     2007
--------------------------------------------------------------------------------------------
Financial Condition Data:
Total assets                                              $134,578                  $132,690
Investment securities                                        2,715                     2,777
Loans receivable, net                                      124,014                   121,510
Deposits                                                   113,370                   112,061
Borrowings                                                   1,075                         -
Total stockholders' equity                                  18,655                    18,480

Capital Ratios:
Average equity to average assets                             14.07  %                  10.67  %
Equity to total assets at the end of the period              13.86                     13.93

Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans                                                         0.65  %                   0.64  %
Allowance for loan losses as a percent of
nonperforming loans                                         376.52                    634.68
Net charge-offs to average outstanding loans
during the period (annualized)                                   -                      0.02
Nonperforming loans as a percent of total loans               0.17                      0.10


-------------------------------------------------------------------------------------------

                                                     Three Months Ended March 31,
(Dollars in thousands, except earnings per share)      2008                 2007
                                                       ----                 ----
-------------------------------------------------------------------------------------------
Operating Data:
Interest income                                        $ 2,182              $ 2,093

Interest expense                                           735                  757
                                                    ---------------------------------------
Net interest income
                                                         1,447                1,336

Provision for loan losses                                   26                   59
                                                    ---------------------------------------
Net interest income after provision for loan
losses                                                   1,421                1,277

Non-interest income                                        383                  427

Non-interest expenses                                    1,547                1,410
                                                    ---------------------------------------
Income before taxes
                                                           257                  294

Income tax expense                                         100                  114
                                                    ---------------------------------------
Net income                                              $  157               $  180
                                                    ==============          =============

Earnings Per Common Share:
Basic and diluted                                       $ 0.07               $ 0.14
Weighted average shares outstanding                      2,292                1,309

Performance Ratios (1):
Return on average assets                                  0.47  %              0.60  %
Return on average equity                                  3.37                 8.31
Interest rate spread (2)                                  3.83                 3.94
Net interest margin (3)                                   4.57                 4.59
Non-interest income to average assets                     1.16                 1.41
Non-interest expense to average assets                    4.67                 4.66
Efficiency ratio (4)                                     84.54                79.98
Average interest-earning assets to average              132.00               125.22
   interest-bearing liabilities

-------------------------------------------------------------------------------------------

     (1) Performance ratios are annualized.
     (2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
     (3) Represents net interest income as a percent of average interest-earning assets.
     (4) Represents noninterest expense divided by the sum of net interest income and noninterest income.